Exhibit 17.3

David A. Hallin

936 East Riverwalk Drive

Memphis, Tennessee 38120-2608

September 17, 2009

Randall Newton, CEO

Treaty Energy Corporation

1912 Kipling

Houston, Texas 77098

Gentlemen,

I hereby formally resign from the Board of Directors of Treaty Energy Corporation and from all capacities held therein.

I was advised of my removal from the Treaty Energy Corporation Board of Directors on July 8, 2009, by Ronald Blackburn, CEO Tri Koon Holdings [majority owner of Treaty Energy Corporation] and Michael A. Mulshine, Investor Relations, during a conference call that included the board until that time; Ronda Hyatt, David Hallin and Gary Dunham.  During the call, Ronda Hyatt informed all that this action would be contested and would require their filing a 14C with the SEC.  Although the board members have requested many times, we have not received written notice of our removal or copies of the written consent of shareholders referred to on paragraph 5.02 of Form 8-K dated July 8, 2009 (filed July 15, 2009) and the 10-Q dated June 30, 2009 (filed July 14, 2009).

Further, I disavow having a role in any actions taken by the Treaty Energy Corporation Director, Randall Newton [appointed by the majority stockholder], or any other persons associated with Treaty Energy Corporation from July 7, 2009 forward including news releases, purchase agreements or filings with the Securities and Exchange Commission.

Respectfully submitted,

/s/ DAVID A. HALLIN
David A. Hallin Secretary Treaty Energy Corporation

Cc:	Securities and Exchange Commission
Nevada Corporate Headquarters, Inc, Registered Agent
Nevada Secretary of State
Jonathan Leinwand
Casey Kitchen (M&K)
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